Exhibit 10.8
TranS1 Inc.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT
          THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into on September 20, 2005, by and among TranS1 Inc., a Delaware corporation (the “Company”), and each of the persons listed on Exhibit A hereto (individually, an “Investor” and collectively, the “Investors”), who hereby agree as follows:
1.	PURCHASE AND SALE OF STOCK.
1.1	Sale and Issuance of Series C Preferred Shares.
               (a)     The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Fourth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the “Restated Charter”).
               (b)     Subject to the terms and conditions of this Agreement, each Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, severally and not jointly, a total of 3,887,879 shares (each a “Share” and collectively, the “Shares”) of the Company’s Series C Preferred Stock, $0.0001 par value per share (the “Series C Preferred Stock”), in the amounts set forth opposite the names of the respective Investors on Exhibit A hereto at a purchase price of $6.60 per Share. The Shares will have the rights, preferences, privileges and restrictions set forth in the Restated Charter.
1.2	Closing.
               (a)     The separate purchases and sales of an aggregate of 3,887,879 Shares, for an aggregate purchase price of $25,660,001.40, shall take place at the closing (the “Closing”) to be held at the offices of Stradling Yocca Carlson & Rauth, counsel to the Company, in Newport Beach, California, at 10:00 a.m. (PDT) on September 20, 2005 or at such other time and place as the Company and the Investors listed on Exhibit A hereto shall mutually agree, either orally or in writing (the “Closing Date”).
               (b)     At the Closing, the Company shall deliver to each Investor a certificate representing the Shares of Series C Preferred that such Investor is purchasing, against payment of the purchase price therefor by check, wire transfer or such other form of payment as shall be mutually agreed upon by such Investor and the Company.
2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
        The Company hereby represents and warrants to and covenants with each Investor that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C, specifically identifying the relevant subparagraph(s) hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1	Organization, Qualification and Good Standing.
         The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Third Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit D (the “Investors’ Rights Agreement”) and the Third Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the “Co-Sale Agreement”) (this Agreement together with the Investors’ Rights Agreement and the Co-Sale Agreement being collectively referred to herein as the “Transaction Documents”) and any other ancillary agreements, to issue and sell the Shares of Series C Preferred and the shares of Common Stock issuable upon conversion of the Shares (the “Conversion Stock” and together with the Shares, the “Securities”), and to carry out the provisions of the Transaction Documents, the Restated Charter and any other ancillary agreements. The Company is duly qualified and is authorized to transact business in North Carolina and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition.
2.2	Authorization.
         All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) sale and delivery of the Securities has been taken or will have been taken prior to the Closing, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws or public policy considerations.
2.3	Valid Issuance of Securities.
         The Shares that are being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable state and federal securities laws. The Conversion Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. Except pursuant to the Investors’ Rights Agreement, the Securities are not subject to any preemptive rights or rights of first refusal.

2.4	Governmental Consents.
         No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Securities by the Company, except (i) the filing of the Restated Charter with the Secretary of State of the State of Delaware, and (ii) such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed in the applicable periods therefor.
2.5	Capitalization and Voting Rights.
         Following the filing of the Restated Charter with the Secretary of State of the State of Delaware, the authorized capital of the Company consists, or will consist immediately prior to the Closing, of:
               (a)     Preferred Stock. 11,992,424 shares of Preferred Stock, $0.0001 par value, of which (i) 1,250,000 shares have been designated Series A Preferred Stock, all of which are currently issued and outstanding, (ii) 1,400,000 shares have been designated Series AA Preferred Stock, all of which are currently issued and outstanding, (iii) 5,454,545 shares have been designated Series B Preferred Stock, all of which are currently issued and outstanding, and (iv) 3,887,879 shares have been designated Series C Preferred Stock, all of which will be issued and outstanding immediately after the Closing (collectively, the Series A Preferred Stock, Series AA Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be referred to herein as the “Preferred Stock”). The Preferred Stock shall have the rights, preferences, and privileges set forth in the Restated Charter.
               (b)     Common Stock. 19,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), of which 2,386,706 shares are issued and outstanding.
               (c)     The outstanding shares of Common Stock and Preferred Stock are owned by the stockholders specified in Exhibit F attached hereto in the amounts set forth opposite each stockholder’s name.
               (d)     The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.
               (e)     Except for (i) the conversion privileges of the Preferred Stock, (ii) the rights provided in paragraph 3.1 of the Investors’ Rights Agreement, and (iii) 1,596,029 stock options granted to consultants and employees pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company has reserved a total of 3,432,735 shares of its Common Stock for purchase upon exercise of options granted pursuant to the Plan, of which 1,250,000 remain available for future grants. Except as set forth in the Investors’

Rights Agreement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any of the stockholders, that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.
2.6	Subsidiaries.
         The Company has no subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement.
2.7	Contracts and Other Commitments.
               (a)     Except as expressly contemplated by this Agreement, or as set forth in the Schedule of Exceptions, as of the Closing the Company will not be a party to, or bound by, any then-effective written or oral:
                         (i)     pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred, incentive or other compensation to employees or any other employee benefit plan, or any contract with any labor union;
                         (ii)     contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis which provides for acceleration of vesting or severance payments upon termination or a change of control (or any combination thereof), or in any way, restricts or limits the Company’s right to terminate such contract at will (but the Company need not disclose the existence of any law, public policy, or any oral discussions, or oral statements of policy which might, under current law, be interpreted as imposing upon the Company any covenant of good faith and fair dealing, or otherwise generally restrict the Company’s ability to terminate its employees other than on an “at-will” basis or within sixty (60) days following delivery of a notice of termination);
                         (iii)     agreement or indenture relating to the borrowing or loaning of money by the Company or to the mortgaging, pledging, transfer of a security interest, or otherwise placing a lien on any material asset or material group of assets of the Company, or otherwise relating to the sale, exchange, or disposition of a material asset or right of the Company;
                         (iv)     guarantee of any obligation;
                         (v)     lease or agreement under which it is the lessee of or holds or operates any property, real or personal, owned by any other party; provided that there may be excluded from such schedule leases or agreements under which the aggregate annual rental payments of the Company do not, in the aggregate, exceed $25,000;
                         (vi)     agreement or group of related agreements with the same party or any group of parties who are affiliated, which requires an aggregate payment by or to the Company in an amount in excess of $25,000 or which involves an obligation (contingent or otherwise) in excess of $25,000;
                         (vii)     warranty agreement of the Company with respect to products or services provided by the Company;

                         (viii)     contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
                         (ix)     letter of intent, memorandum of understanding or other similar document with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations or with any representative of any partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or regarding any other form of liquidation, dissolution or winding up of the Company.
               (b)     The Company has performed in all material respects all obligations required to be performed by it and is not in default under, or in material breach of, or after due inquiry, in receipt of any claim of default under or breach of, any material agreement to which it is a party or to which its assets are subject; the Company has no present expectation or intention of not fully performing in all material respects all such obligations; the Company does not have any knowledge of any material breach or anticipatory breach by the other parties to any material contract or commitment. To the Company’s knowledge, there are no existing claims under completed contracts which are reasonably likely to result in a material loss to the Company which are not reserved against in the Financial Statements. The consummation of the transactions contemplated under this Agreement does not require the consent of any third party under any material contract which has not been properly obtained.
               (c)     A true and correct copy of each of the written contracts and a description of the oral contracts which are referred to in the Schedule of Exceptions, together with all amendments, waivers or other changes thereto, have been provided to the Investors’ counsel.
2.8	Related-Party Transactions.
         No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own up to 5% of the common stock of any publicly traded company that may compete with the Company. No officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company, copies of which have been provided to counsel for the Investors).

2.9	Registration Rights.
         Except as provided in the Investors’ Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.
2.10	Permits.
         The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
2.11	Compliance With Other Instruments.
         The Company is not in violation or default of any provision of its Restated Charter or bylaws or in any material respect of any provision of any material contract, or of any federal or state judgment, order, writ, decree or, to the Company’s knowledge, any statute, rule, regulation or restriction applicable to the Company. The execution, delivery, and performance by the Company of the Transaction Documents, and any other ancillary agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.
2.12	Litigation.
         There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any officer of the Company. The Company is not a party to or named in or, to the Company’s knowledge, subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.
2.13	Offering.
         Subject in part to the truth and accuracy of the Investors’ representations set forth in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
2.14	Title to Property and Assets; Leases.
         Except (i) as reflected in the Schedule of Exceptions, (ii) for liens for current taxes not yet delinquent, (iii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iv) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (v) for liens in respect of minor defects in title, none of which, individually or in the aggregate, materially interfere with the value or use of such property, the Company has good and marketable title to its assets and property, both real and personal, free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(v) above. Set forth on the Schedule of Exceptions is a correct and complete list of all material leases under which the Company is a lessee. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting, and the Company is not in default of such leases in any material respect.
2.15	No Outstanding Indebtedness; Dividends.
         The Company has no outstanding indebtedness. The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its stock or purchased or otherwise acquired any of its stock.
2.16	Changes.
         Since June 30, 2005, there has not been any event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company.
2.17	Patents and Trademarks.
               (a)     The attached Schedule of Exceptions contains a complete and accurate list of all (i) patented or registered Intellectual Property (as defined below) owned, used or proposed to be used by the Company in the conduct of its business (in each case distinguishing owned from licensed Intellectual Property), (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company, and (iii) material unregistered Intellectual Property owned, used or proposed to be used by the Company. The attached Schedule of Exceptions also contains a complete and accurate list of all material licenses and other rights granted by the Company to any third party with respect to any Intellectual Property, all material licenses and other rights granted by any third party to the Company with respect to any Intellectual Property and all other agreements affecting the Company’s ability to use or disclose any Intellectual Property, in each case specifically identifying the subject Intellectual Property. The Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid, enforceable license set forth on the Schedule of Exceptions, all Intellectual Property necessary for the operation of the business as presently conducted and as presently proposed to be conducted, free and clear of all liens, security interests, governmental or other third-party rights or other encumbrances and without restrictions as to use or disclosure other than pursuant to a written license set forth on the Schedule of Exceptions (the “Company Intellectual Property”). Except as set forth on the attached Schedule of Exceptions, the prior loss or expiration of any Intellectual Property or related group of Intellectual Property owned or used by the Company has not had and would not reasonably be expected to have a material adverse effect on the business, properties, prospects or financial condition of the Company, and, to the Company’s knowledge, no loss or expiration of any Intellectual Property is threatened, pending or reasonably foreseeable. The Company has taken all commercially reasonably steps to maintain and protect the Intellectual Property which it owns and uses. To the Company’s knowledge, the owners of any Intellectual Property licensed to the Company have taken all commercially reasonable action to maintain and protect the Intellectual Property which is subject to such licenses.

               “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, but not limited to, source code and executable code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).
               (b)     To the knowledge of the Company after reasonable inquiry, the Company believes it can obtain, on commercially reasonable terms, any additional rights necessary for the operation of the business as presently conducted and as presently proposed to be conducted, and the conduct of such business by the Company does not, and will not, conflict with or constitute an infringement of the rights of others.
               (c)     There are no outstanding options, licenses, or agreements of any kind relating to the Company Intellectual Property, no claims of infringement or claims of misappropriation of the Intellectual Property rights of others, and there is no known infringement of any valid third party patent rights or misappropriation of the Intellectual Property rights of others. There are no grants of rights to any other person to manufacture, license, produce, assemble, market or sell the Company’s products, and the Company is not bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights, and processes of any other person or entity.
               (d)     To the Company’s knowledge, the attorneys, inventors, and others involved in prosecuting the patents or patent applications owned by the Company have not made any misrepresentations to, or concealed any material fact from, a U.S. or foreign patent office, or concealed any material prior art reference from the U.S. Patent Office, during the filing, prosecution or revival of the patents or patent applications owned by the Company in violation of applicable U.S. or foreign patent law. The Company is not aware of any claim of a third party to a non-joined inventorship interest in any of the patents or patent applications owned by the Company.
               (e)     (e) Except as specifically set forth on the attached Schedule of Exceptions or in the course of patent prosecution, (a) there have been no communications made to the Company or its employees asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company, and to the Company’s knowledge, there is no basis for such assertions, (b) neither the Company nor any of its employees has received any notices of, or has knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including any demand or request that the Company license any rights from a third party), (c) to the Company’s knowledge, the conduct of the Company’s businesses as presently conducted and as proposed to be conducted has not infringed, and will not infringe, any valid third party patent right, and has not misappropriated or conflicted with, and will not, misappropriate or conflict with any patented or registered Intellectual Property of third parties, (d) the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property, and (e) to the Company’s knowledge, the Company Intellectual Property has not been infringed, misappropriated or conflicted by third parties. The transactions contemplated by this Agreement will not adversely affect the Company’s right, title or interest in and to the Company Intellectual Property and all of such Intellectual Property shall be owned or available for use by the Company on identical terms and conditions immediately after the Closing.
               (f)     All persons or parties who have participated in the creation or development of any of the Company Intellectual Property have executed and delivered or will execute and deliver to the Company a valid and enforceable agreement prior to the Closing (i) providing for the non-disclosure by such person or parties of any confidential information of the Company, and (ii) providing for the assignment by such person or parties to the Company of all Company Intellectual Property and any Intellectual Property arising out of such person’s or party’s employment by or contract with the Company.
               (g)     To the knowledge of the Company after reasonable inquiry, no employee is obligated under any applicable law or under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the performance of the employee’s work for the Company, use of such employee’s best efforts to promote the interests of the Company, or ability of the employee to enter into and perform such employee’s obligations under the agreements referenced in Section 2.17(e), or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted; and
               (h)     Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as contemplated at the Closing, will, to the Company’s knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is, or will be, necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.
2.18	Employees; Employee Compensation.
         There has not been and currently is no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees. None of the Company’s employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company’s knowledge, no employee of the Company is or will be in material violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, confidentiality agreement, non-compete agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee his or her best efforts with respect to such business. The Company is not aware that any officer or employee, or that any group of employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and limitations imposed under any applicable federal, state or local law, the employment of each officer and employee of the Company is terminable at the will of the Company.
2.19	ERISA.
         Except as set forth in the Schedule of Exceptions, the Company does not have any (i) labor agreement to which it is a party, or by which it is bound, including “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(“ERISA Plans”); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees over and above those usual and customary in the Company’s industry (the agreements and plans referred to in clauses (i) through (iv) being referred to collectively as the “Benefit Plans”). True and correct copies of all such Benefit Plans have been made available to Investors. The Internal Revenue Service has issued a favorable determination or opinion letter, or the Company has time remaining to apply for such favorable determination or opinion letter, with respect to each ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which has not been revoked or modified, and the Company has no knowledge that anything has occurred or any change or amendment has been made which would adversely effect the qualification of any ERISA Plan under Section 401 of the Code or any of the trusts maintained pursuant thereto under Section 501 of the Code. All contributions required by law to have been made under each ERISA Plan prior to the Closing Date have been made or accrued. No event of the type set forth in Section 4043(b) of ERISA has occurred and is continuing with respect to any ERISA Plan other than as may result from the transactions contemplated hereby. There are no material claims, investigations or lawsuits which had been asserted or instituted against the assets of any of the trusts under any Benefit Plan, and no reasonable basis for any such claim or lawsuit exists. Each ERISA Plan has been maintained, operated and administered in all material respects, in accordance with its terms and all provisions of ERISA (including rules and regulations thereunder) and other applicable laws, and each Benefit Plan has been maintained, operated and administered in all material respects, in accordance with its terms.
2.20	Proprietary Information and Inventions Agreements.
         Each employee of the Company has executed a Proprietary Information and Inventions Agreement in the form delivered to counsel for the Investors. No such employee has excluded works or inventions made prior to his or her employment with the Company on the Proprietary Information and Inventions Agreement. Each consultant and advisor of the Company has executed a consulting agreement in the forms delivered to counsel for the Investors.
2.21	Tax Returns, Payments, and Elections.
         The Company has timely filed all tax returns and reports (federal, state and local) as required by applicable law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Code, to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or

Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Company’s incorporation, the Company has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.
2.22	Insurance.
         The Company has insurance policies with coverage customary for companies that are similarly situated to the Company.
2.23	Environmental and Safety Laws.
         The Company has not, contrary to applicable statutes and regulations, stored or disposed of, on, under or about any real property owned or leased by the Company, hazardous materials, and to the knowledge of the Company, no other person has stored or disposed of hazardous materials on, under or about any real property owned or leased by the Company. As used in this Agreement, the term “hazardous materials” shall mean substances defined as “hazardous substances” or “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq.; The Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq.; The Resource Conservation Recovery Act, 42 U.S.C., Section 6901, et seq.; and those substances defined as hazardous wastes or hazardous substances in any applicable California statutes or codes and any regulations or publication promulgated pursuant to any of said laws or regulations.
2.24	Minute Books.
         The copy of the minute books of the Company provided to counsel for the Investors contains complete minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.
2.25	Margin Regulations; Use of Proceeds.
         The Company neither owns nor intends to acquire any “margin stock” as defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207).

2.26	Disclosure.
         No representation or warranty made by the Company in this Agreement, in any written certificate or statement required by this Agreement to be furnished to the Investors or their counsel pursuant to this Agreement, including the Financial Statements, in the Business Plan dated July 6, 2005 delivered to the Investors by the Company, or in the slide presentations made by the Company to the Investors on July 20, 2005 (when read together) contains any untrue statement of material fact or taken together with all information furnished to Investors or their representatives, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. The Company believes it has provided the Investors with all information that it considers reasonably necessary or reasonably appropriate for the Investors’ decision to purchase the Shares.
2.27	Brokers and Finders.
         The Company has not retained and does not have any liability or obligation to pay any fees or commissions to any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.
2.28	Regulatory Matters.
         All regulatory filings made with respect to the Company’s products have been complete and correct and have complied in all material respects with all applicable laws and regulations. All clinical trials of investigational products are being conducted by the Company according to the applicable laws and regulations along with appropriate monitoring of clinical investigation trial sites for their compliance. The Company has disclosed to the Investors all regulatory filings and all material communications between representatives of the Company and any regulatory agency.
2.29	Qualified Small Business Stock.
         As of and immediately following the Closing, the Shares will meet each of the requirements for qualification as “qualified small business stock” set forth in Sections 1202(c)(1) and (3)(B) of the Code, including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing (and the Company does not intend to make any such repurchases during the one-year period subsequent to the Closing), and (iii) the Company’s (and any predecessor’s) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time from the date of incorporation of the Company and through the Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3). As of the Closing, at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined by Code Section 1202(e)(3), and the Company is an eligible corporation, as defined by Code Section 1202(e)(4).
2.30	Financial Statements.
         The Company has made available to each Investor or an agent thereof its audited financial statements for the fiscal years ended December 31, 2003 and 2004 and its unaudited financial statements for the six month period ended June 30, 2005 (the “Financial Statements”). The Financial

Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements do not contain any footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and during the periods indicated therein in accordance with GAAP as in effect for such periods. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person or entity. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
         Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2005, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition of the Company.
2.31	83(b) Elections.
         To the Company’s knowledge, all individuals who have purchased shares of the Company’s Common Stock under agreements providing for the vesting of such shares have timely filed elections under Section 83(b) of the Code and analogous provisions of applicable state tax laws.
3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.
         Each Investor hereby represents and warrants to the Company that:
3.1	Authorization.
         Such Investor has full power and authority to enter into the Transaction Documents, and any other agreement to which such Investor is a party the execution and delivery of which is contemplated hereby and that each such agreement, when executed and delivered, will constitute a valid and legally binding obligation of such Investor enforceable against such Investor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws or public policy considerations.
3.2	Purchase Entirely for Own Account.
         This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by its execution of this Agreement it hereby confirms, that the Securities, will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Except for transfers to affiliated funds under common control (a) such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same and (b) by executing this Agreement, such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3	Reliance Upon Investors’ Representations.
         Such Investor understands that the Shares are not, and any Conversion Stock at the time of issuance may not be, registered under the Securities Act because of the fact that the sale provided for in this Agreement and the issuance of the Securities hereunder are exempt from registration under the Securities Act pursuant to an exemption from the registration provisions thereof, and that the Company’s reliance on such exemption is predicated on the bona fide nature of the investment intent and the accuracy of the representations of the Investors set forth herein.
3.4	Receipt of Information.
         Such Investor believes it has received all the information that it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.
3.5	Investment Experience; Economic Risk.
         Such Investor represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company and acknowledges that such Investor is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Such Investor understands that the purchase of the Shares hereunder is a speculative investment that involves a high degree of risk of such Investor’s entire investment therein. Such Investor is able to bear the economic risks of its investment in the Shares for an indefinite period of time, including the risks of a complete loss of such Investor’s investment in such securities. Such Investor also represents it has not been organized for the purpose of acquiring the Shares.
3.6	Accredited Investor.
         Such Investor further represents to the Company that it is an Accredited Investor as defined in Rule 501(a) promulgated under the Securities Act.
3.7	Restricted Securities.
         Such Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities, or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, such Investor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the

Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.
3.8	Legends.
         Such Investor understands that, to the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends substantially in the form set forth below:
               (a) The following legend under the Securities Act:
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
               (b) Any legend imposed or required by the Company’s bylaws or applicable state securities laws.
4.	CONDITIONS TO INVESTORS’ OBLIGATIONS AT CLOSING.
         The obligations of each Investor under subparagraph 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:
4.1	Representations and Warranties.
         The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
4.2	Performance.
         The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
4.3	Deliverables.
               (a)     Compliance Certificate. The President of the Company shall deliver to the Investors at the Closing a certificate dated as of the Closing, satisfactory in form and substance to counsel for the Investors certifying that the conditions specified in paragraphs 4.1 and 4.2 have been fulfilled.

               (b)     Good Standing Certificates. The Company shall deliver to the Investors at the Closing a certificate of the Secretary of State of the States of Delaware and North Carolina, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.
               (c)     Secretary’s Certificate. The Secretary of the Company shall deliver to the Investors at the Closing a certificate dated as of the Closing, satisfactory in form and substance to counsel for the Investors, attaching and certifying to the truth, correctness, and effectiveness of (1) the Restated Charter, (2) the Bylaws and (3) the board and stockholder resolutions adopted in connection with the transactions contemplated by this Agreement.
               (d)     Legal Opinion. The Investors shall have received from Stradling Yocca Carlson & Rauth, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit G.
4.4	Qualifications.
         All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
4.5	Proceedings and Documents.
         All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to counsel for the Investors, who shall have received all such counterpart original and certified or other copies of such documents as such counsel may reasonably request.
4.6	Investors’ Rights Agreement.
         The Company and the Investors (as defined in the Investors’ Rights Agreement) shall have executed and delivered the Investors’ Rights Agreement.
4.7	Right of First Refusal and Co-Sale Agreement.
         The Company, Founders, Investors, and Major Holders (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.
4.8	Management Rights Letter.
         The Company shall have executed and delivered the Management Rights Letter in the form attached hereto as Exhibit H.
4.9	Indemnification Agreement.
         The Company shall have entered into its standard form of directors’ indemnification agreement with James Shapiro.

4.10	Board Observation Rights Letter.
         The Company shall have entered into a board observation rights letter with Cutlass Capital, L.P.
5.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.
     The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors purchasing Shares at such Closing.
5.1	Representations and Warranties.
         The representations and warranties of each Investor contained in Section 3 shall be true on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the date of such Closing.
5.2	Qualifications.
         All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
5.3	Purchase of Shares.
         The Company shall have received payment for all of the Shares being sold to such Investor pursuant to this Agreement.
6.	MISCELLANEOUS.
6.1	Entire Agreement.
         This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.
6.2	Survival of Warranties.
         The warranties and representations of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.
6.3	Successors and Assigns.
         Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any of the Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4	Governing Law.
         This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
6.5	Counterparts.
         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.6	Titles and Subtitles.
         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.7	Notices.
         Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the fifth business day after the date of mailing, or on the date of confirmed facsimile transfer or delivery.
6.8	Finder’s Fees.
         Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the cost and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.
6.9	Expenses.
         The Company and each Investor shall pay all costs and expenses that they incur with respect to the negotiation, execution, delivery, and performance of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay the reasonable fees and expenses of counsel for the Investors, in an aggregate amount not to exceed $50,000.
6.10	Attorneys’ Fees.
         If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Documents, any ancillary agreement or the Restated Charter, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

6.11	Amendments and Waivers.
         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than fifty percent (50%) of the Shares (including shares of the Conversion Stock); provided that if any amendment or waiver which affects any Investor or group of similarly situated Investors disproportionately relative to the other Investors, then such amendment or waiver shall also require the written consent of the holders of a majority of the Shares (including shares of the Conversion Stock) held by such Investors so affected; and provided further that if any such amendment or waiver is to a provision in this Agreement that requires a specific vote or approval to take an action thereunder or to take an action with respect to the matters described therein, such amendment or waiver shall not be effective unless such vote or approval is obtained with respect to such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.
6.12	Severability.
         If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:	TranS1 Inc.
Address:	By:	/s/ Richard Randall
411 Landmark Drive		Richard Randall, President and
Wilmington, NC 28412		Chief Executive Officer

INVESTORS:
(see attached signature pages)
[Company Signature Page to Series C Preferred Stock Purchase Agreement]

     IN WITNESS WHEREOF, the undersigned Investor has executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

INVESTOR:

(print name of Investor, exactly as it should appear on the share certificate)

By:
(signature of authorized signatory and title, if any)

[Investor Signature Page to Series C Preferred Stock Purchase Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS

Name	Series C Shares	Amount Invested
Thomas Weisel Healthcare Venture Partners, L.P.	1,060,606	$6,999,999.60
Advanced Technology Ventures VII, L.P.	995,521	$6,570,438.60
Advanced Technology Ventures VII (B), L.P.	39,950	$263,670.00
Advanced Technology Ventures VII (C), L.P.	19,203	$126,739.80
ATV Entrepreneurs VII, L.P.	5,932	$39,151.20
Delphi Ventures VI, L.P.	750,075	$4,950,495.00
Delphi BioInvestments VI, L.P.	7,501	$49,506.60
Cutlass Capital, L.P.	399,762	$2,638,429.20
Cutlass Capital Principals Fund, L.L.C.	28,719	$189,545.40
Cutlass Capital Affiliates Fund, L.P.	26,065	$172,029.00
Sapient Capital, L.P.	272,500	$1,798,500.00
Paul E. Colombo	15,000	$99,000.00
C-Two, L.L.C.	31,000	$204,600.00

Name	Series C Shares	Amount Invested
Bobby I. Griffin	31,000	$204,600.00
Imagine Capital Partners VI	2,500	$16,500.00
Prime Petroleum Profit Sharing Trust	11,000	$72,600.00
Noel P. Rahn	4,500	$29,700.00
Steve Ramee, M.D.	4,500	$29,700.00
Rancho Partners III	48,000	$316,800.00
GDN Holdings, LLC	24,000	$158,400.00
Sands Partnership No. 1 Money Purchase Pension Plan and Trust	9,000	$59,400.00
Schloss Bros., L.P.	4,500	$29,700.00
William A. Schreyer	7,500	$49,500.00
James Barrile	30,300	$199,980.00
Ricardo J. Simmons	30,300	$199,980.00
Luiz Pimenta, M.D.	7,575	$49,995.00

Name	Series C Shares	Amount Invested
Sasso Brothers Enterprises, LLC	7,575	$49,995.00
MLPFS Custodian for Scott Kitchel IRA	7,575	$49,995.00
Madison Venture Partners, LLC	6,220	$41,052.00
Total	3,887,879	$25,660,001.40

EXHIBIT B

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

B-1

EXHIBIT C

SCHEDULE OF EXCEPTIONS
     The Schedule of Exceptions (hereinafter called the “Schedule,” and specific sections within this Schedule may be referred to by Schedule number) is furnished by TranS1 Inc., a Delaware corporation (the “Company”) pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of September 20, 2005 (the “Agreement”) by and among the Company and the investors party thereto (collectively, the “Investors”). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.
     Any response under any section below which clearly and reasonably incorporates, refers to or is clearly applicable to the response in another section shall be deemed to incorporate the response of the other section in its entirety. Terms of documents summarized herein are qualified in their entirety by the documents themselves, provided that nothing is misleading in such summaries. Each section of this Schedule qualifies the correspondingly numbered subsection in Section 2 of the Agreement and any other Schedule that references such section or subsection. The titles and headings used herein are for reference purposes only and shall not in any manner limit the construction of the Schedule, and any disclosure made under any subheading hereunder is deemed made for all provisions of that corresponding section in the Agreement.

C-1

Schedule 2.7
Employee Benefit Plans
(a)	The Company is a party to, or bound by, the following:
     (i) Employee benefit plans:
          1. 2000 Stock Incentive Plan, as amended.
          2. Employee Health Plan (Blue Cross/Blue Shield of North Carolina).
          3. 401-K Plan (American United Life).
          4. Group Term Life Insurance (Principal Life).
          5. Short Term & Long Term Disability Insurance (GE Life Insurance Company).
     (ii) The vesting on all outstanding stock options under the 2000 Stock Incentive Plan may fully accelerate upon a change of control of the Company at the discretion of the Company’s Board of Directors.
     (iii) Promissory Note, dated March 12, 2003, in the aggregate principal amount of $38,111.85, payable to the Company by Richard Randall.
     The Company advanced $7,500 to an employee for relocation costs. Such amount is expected to be repaid as an offset to future performance related income payable by the Company.
     (v) Lease of real property for 411 Landmark Drive, Wilmington, North Carolina 28412. The lease has a term of five years and expires on July 30, 2010, with a three-year buyout option. The lease amount per month is initially $12,136.
     (vi) Contracts with aggregate annual payments over $25,000:
          1. Contractor Agreement dated April 18, 2005 by and between Coastal Construction Services Inc. and the Company.
          2. Consulting Agreement dated January 1, 2003 by and between Andrew Cragg, M.D. and the Company.
          3. Consulting Agreement dated May 18, 2005 by and between Chester Sutterlin, M.D. and the Company.

          4. Consulting Agreement dated April 1, 2004 by and between Isador Lieberman, M.D. and the Company.
          5. Consulting Agreement dated March 12, 2003 by and between Gene Dickhudt and the Company.
          6. Lab Agreement by and between Gustilo Medical Education Center and the Company.

Schedule 2.8
Related-Party Transactions
See Schedule 2.7(a)(iii) hereof.
The Company does not have any information regarding the ownership of securities other competitive businesses by its investors.

Schedule 2.14
Title to Property and Assets; Leases
See Schedule 2.7(a)(v) hereof.
The Company has a copier lease with Wells Fargo Financial Leasing, Inc. for a term of 60 months at $92.72 per month.

Schedule 2.15
No Outstanding Indebtedness; Dividends
The Company has outstanding accounts payable incurred in the ordinary course of business.
See Schedule 2.7(a)(iii) hereof.

Schedule 2.19
ERISA
(ii) See Schedule 2.7(a)(i) hereof.
(iii) Employee Manual, effective as of February 25, 2004.

EXHIBIT D

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

D-1

EXHIBIT E
TranS1 Inc.
THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND
CO-SALE AGREEMENT
     This Third Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Agreement”) is made and entered into as of September 20, 2005 by and among George Wallace, Andrew Cragg, M.D., Bruce Feuchter, and Richard Randall (each individually a “Founder,” and collectively, the “Founders”), TranS1 Inc., a Delaware corporation (the “Company”), the holders of not less than 400,000 shares of the Company’s Preferred Stock as of the date of the Closing (the “Measurement Date”) (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations and the like) listed on Exhibit A hereto (the “Investors”), and certain of the holders of not less than 50,000 shares of the Company’s Common Stock or Preferred Stock or any combination thereof, in the aggregate, as of the Measurement Date (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations and the like) listed on Exhibit B hereto (each a “Major Holder” and together the “Major Holders”).
R E C I T A L S
     A. The Company and certain holders of the Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock (the “Prior Investors”) are party to that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 17, 2003 (the “Prior Agreement”);
     B. The Prior Investors are holders of more than 50% of the Conversion Shares (as defined in the Prior Agreement) and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;
     C. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company’s Series C Preferred Stock on the terms and conditions set forth in the Series C Preferred Stock Purchase Agreement among the Company, the Investors and certain other investors of even date herewith (the “Purchase Agreement”); and
     D. The Purchase Agreement provides that, as a condition to the Investors’ purchase of Series C Preferred Stock thereunder, the Company and the Investors will enter into this Agreement and the Investors will be granted the rights set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:
     1. Definitions.
          (a) “Shares” shall mean shares of the Company’s capital stock now owned or subsequently acquired by the Founders or the Major Holders, as applicable.
          (b) “Preferred Stock” shall mean the Company’s Series A Preferred Stock, Series AA Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          (c) “Common Stock” shall mean the Company’s Common Stock.

E-1

          (d) “Conversion Shares” shall mean (i) the Company’s Series A Preferred Stock, and the shares of Common Stock issuable upon conversion of such outstanding shares of Series A Preferred Stock, (ii) the Company’s Series AA Preferred Stock, and the shares of Common Stock issued or issuable upon conversion of such outstanding shares of Series AA Preferred Stock, (iii) the Company’s Series B Preferred Stock, and the shares of Common Stock issued or issuable upon conversion of such outstanding shares of Series B Preferred Stock, (iv) the Company’s Series C Preferred Stock, and the shares of Common Stock issued or issuable upon conversion of such outstanding shares of Series C Preferred Stock, (v) shares of the Company’s capital stock acquired by the Investors pursuant to their rights under Section 3 below or Section 3 of that certain Third Amended and Restated Investors’ Rights Agreement dated as of the date hereof, and (v) shares of the Company’s capital stock issued to the Investors in respect of any of the shares listed in clauses (i) through (v) above.
     2. Restrictions on Transfer. In the event that a Founder or Major Holder (each a “Selling Holder” and collectively, the “Selling Holders”) desires, at any time, to sell, transfer, assign or otherwise dispose of any Shares (whether now held or hereafter acquired), such Selling Holder shall deliver a notice of intent to transfer (the “Notice”) to the Company, which Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Shares to be sold or transferred, the nature of the sale or transfer, the consideration to be paid, and the name of each prospective transferee, if then known. In the event that the sale or transfer of the Shares is being made pursuant to the provisions of Section 5 hereof, the Notice shall state under which paragraph and subparagraph the sale or transfer is being made. The Company shall promptly distribute copies of the Notice to the Investors. In the event that the proposed sale or transfer of Shares by such Selling Holder is not being made pursuant to the provisions of Section 5 hereof, the Notice shall specify the bona fide terms upon which such Selling Holder intends to offer such Shares (the “Offered Shares”) for sale or transfer to third parties (the “Purchase Offer”). Within fifteen (15) days after receipt of the Notice, each Investor (as defined below) may elect to either (a) exercise such Investor’s right of first refusal with respect to the Offered Shares, as more particularly set forth in Section 3 below, or (b) exercise such Investor’s right of co-sale with respect to the Offered Shares as more particularly set forth in Section 4 below.
3. Right of Refusal with Respect to the Selling Holders’ Shares.
          (a) Right of First Refusal. The Company may elect to purchase all or any part of the Offered Shares (the “Company Shares”) to which the Notice refers, upon the same price per share and the other terms and provisions of sale contained in the Purchase Offer. To the extent the Company does not elect to purchase any or all of the Offered Shares within a period of fifteen (15) days following receipt of the Notice, each Investor may elect to purchase all or any remaining part of the Offered Shares not constituting Company Shares (the “Investor Shares”). If the Investors, in the aggregate, elect to purchase more shares than the Investor Shares, each Investor electing to purchase the Investor Shares shall be allocated a number of the Investor Shares equal to the lesser of (a) the number of the Investor Shares which that Investor has offered to purchase, or (b) the number of the Investor Shares which bears the same ratio to the total number of the Investor Shares as the number of Conversion Shares owned by that Investor bears to the total number of Conversion Shares owned by all Investors who have elected to purchase the Investor Shares. Each Investor electing to purchase Investor Shares may also elect to purchase all or any part of any Investor Shares remaining in the event the Investors do not elect to purchase all of the Investor Shares (such remaining Investor Shares, the “Overallotment Shares”). In the event the Investors, in the aggregate, elect to purchase more shares than the Overallotment Shares, each Investor electing to purchase the Overallotment

2

Shares shall be allocated a number of the Overallotment Shares equal to the lesser of (a) the number of the Overallotment Shares which that Investor has offered to purchase, or (b) the number of the Overallotment Shares which bears the same ratio to the total number of the Overallotment Shares as the number of Conversion Shares owned by that Investor bears to the total number of Conversion Shares owned by all Investors who have elected to purchase the Overallotment Shares. After such final allocation of Investor Shares and Overallotment Shares, if applicable, the Company shall deliver to the Selling Holder and each of the Investors who have elected to purchase such Investor Shares and Overallotment Shares, if applicable, within five (5) days, a written notice (the “Allocation Notice”) indicating the number of Company Shares to be purchased by the Company and the number of Investor Shares and Overallotment Shares, if applicable, to be purchased by each Investor. The closing shall then be held on the latest of: (i) twenty (20) days following the receipt by the Company of the original Notice with respect to the Offered Shares; (ii) ten (10) days after a cash valuation has been made pursuant to Section 3(b) below (if any part of such consideration is other than cash or evidence of indebtedness); (iii) upon the closing of the sale of Offered Shares to such third parties specified in the Purchase Offer, or (iv) five (5) days following the receipt by the Investor of the Allocation Notice. Full payment for the Offered Shares which the Company and each Investor elects to purchase shall be made by cash or check to the Selling Holder upon transfer of such shares unless the Purchase Offer provides for different terms.
          (b) Valuation of Consideration. In the event that the purchase price for the Offered Shares as specified in the Purchase Offer is payable in property other than cash or cancellation of evidence of indebtedness, the Company and the Investors shall have the right to pay such purchase price in the form of cash equal in amount to the value of such property. If the Selling Holder, the Company and, if applicable, the Investors electing to purchase the Offered Shares cannot agree on such cash value within ten (10) days after the Investors’ receipt of the Notice, the valuation shall be made by an appraiser of recognized standing selected by such Selling Holder, the Company, and, if applicable, the electing Investors or, if they cannot agree on an appraiser within fifteen (15) days after the Investors’ receipt of such Notice, the Company shall select an appraiser of recognized standing. The costs of the appraiser shall be borne equally by the Selling Holder, the Company, and, if applicable, the Investors electing to participate.
          (c) Effect of Failure to Exercise Right of First Refusal. If any Offered Shares to which the Notice refers are not elected to be purchased, as provided in Section 3(a) above, subject to the rights of the Investors pursuant to Section 4 below, then the Selling Holder may sell such remaining unpurchased Offered Shares specified in the Purchase Offer at the price and on the terms specified in the Purchase Offer or at a higher price, provided that such sale or transfer is consummated within ninety (90) days after the expiration of the last option of the Company and the Investors to acquire such shares pursuant to Section 3(a), and provided further that such sale is in accordance with all the terms and conditions hereof.
          (d) Judicial Transfers. All proposed judicial transfers and sales of the Shares by order of any court or referee in bankruptcy (an “Order”) shall be subject to the terms and provisions of this Section 3. In the event that a sale or transfer is proposed pursuant to an Order, all of the terms of this Section 3 shall apply, with the following modification: instead of a notice of intent to transfer being delivered to the Company by such Selling Holder (for distribution to the Investors), a copy of the Order shall be delivered to the Company by such Selling Holder (which shall be distributed to the Investors) which shall state the name of the proposed transferee and shall specify the number of the Shares to be sold and the consideration per Share. For other purposes of this Section 3, the receipt of the Order shall be treated as the receipt of the Notice of intended disposition as set forth in

3

Section 3(a) above. Each of the Company and the Selling Holder agrees to use their best efforts to ensure that each of the Investors effectively has a right of first refusal to purchase such Shares specified in the Order which is substantially equivalent to the one set forth in this Section 3.
     4. Right of Co-Sale with Respect to the Selling Holders’ Shares.
          (a) If any Selling Holder proposes to sell or transfer any Offered Shares, each Investor who did not exercise its right of first refusal with respect to such Offered Shares under Section 3 hereof shall have the right, exercisable upon written notice to such Selling Holder within fifteen (15) days after receipt of the Notice, to participate in such sale upon the same terms and conditions set forth in the Purchase Offer in accordance with the provisions set forth below, and the number of Offered Shares that such Selling Holder may sell in such proposed transaction shall be correspondingly reduced.
          (b) Each such Investor may sell all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including the conversion of shares of Preferred Stock) owned by such Investor at the time of the sale or transfer, and the denominator of which is the total number of shares of Common Stock (including the conversion of shares of Preferred Stock) owned by such Selling Holder and such Investors at the time of the sale or transfer.
          (c) If any such Investor fails to elect to fully participate in such Selling Holder’s sale pursuant to this Section 4, then such Selling Holder shall give notice of such failure to each Investor who properly elected to participate in such proposed sale of Offered Shares by such Selling Holder (a “Participant”) and the aggregate amount initially declined by such other Investors who were not Participants. Such notice may be made by facsimile or electronic mail. Each Participant shall then have five (5) business days from the date such notice was given to agree to sell any number of additional shares of Common Stock up to the full aggregate amount initially declined by such other Investors (“Additional Shares”). In the event that the Participants then agree to sell more Additional Shares, in the aggregate, than the total amount initially declined by the other Investors, then such aggregate amount initially declined by the other Investors shall be allocated, and reallocated if necessary, among the Participants who properly agreed to sell additional shares of Common Stock pursuant to this Section 4 in direct proportion to the number of Additional Shares that each such Participant agreed to sell, up to the full number of Additional Shares so requested.
          (d) Each Participant shall effect its participation in such Selling Holder’s sale pursuant to this Section 4 by promptly delivering to the Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:
               (i) the type and number of shares of Common Stock which such Participant elects to sell; or
               (ii) that number of shares of Preferred Stock which is at such time then convertible into the number of shares of Common Stock which such Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of shares of Preferred Stock in lieu of Common Stock, such Participant shall convert such Preferred Stock into Common Stock and deliver such Common Stock as provided in subsection 4(d)(i) above. The Company

4

agrees to make any such conversion of shares of Preferred Stock concurrent with the actual transfer of such shares of Common Stock to the purchaser.
          (e) The stock certificate or certificates that the Participant delivers to the Selling Holder (as applicable) pursuant to Section 4(d) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Notice, and the Selling Holder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder the Selling Holder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from such Participant.
          (f) The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more sales of Offered Shares made by the Selling Holders shall not adversely affect the rights of such Investors to participate in subsequent sales of Shares subject to Section 4(a).
          (g) If none of the Investors elects to participate in the sale of the Shares subject to the Notice (and subject to the rights of the Investors pursuant to Section 3), then such Selling Holder may sell or otherwise transfer such Offered Shares specified in the Purchase Offer at the price and on the terms specified in the Purchase Offer, provided that such sale or transfer is consummated within ninety (90) days after the expiration of the last option of the Investors to participate in such sale of Shares pursuant to Section 4(a). Any proposed sale or transfer of the Offered Shares on terms and conditions more favorable to such Selling Holder than those described in the Notice, as well as any subsequent proposed transfer of any of the Shares by such Selling Holder, shall again be subject to the co-sale rights of the Investors and shall require compliance by such Selling Holder with the procedures described in this Section 4.
     5. Exempt Transfers.
          (a) Notwithstanding the foregoing, the provisions of Sections 3 and 4 shall not apply to:
               (i) any sale, transfer or gift of Shares to Selling Holders’ ancestors, descendants or spouse, or to trusts or family limited partnerships for the benefit of such persons or the Selling Holders for estate or gift tax planning purposes, provided that the transferee or donee enters into a written agreement to be bound by, and comply with, all provisions of this Agreement as if such transferee or donee were a “Selling Holder” hereunder. Such transferred Shares shall remain “Shares” hereunder, and such transferee or donee shall be treated as a “Selling Holder” for all purposes of this Agreement;
               (ii) any transfer by a Selling investor who is an investment fund to such Selling Holders’ investment fund affiliates;
               (iii) the sale or transfer of any Shares (A) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”); (B) pursuant to a transaction to

5

which Section 3(c)(i) of Article 4 of the Company’s Fourth Amended and Restated Certificate of Incorporation applies; or (C) to the Company; and
               (iv) any pledge of the Shares pursuant to a bona fide loan transaction that creates a mere security interest, provided the pledgee enters into a written agreement to be bound by, and comply with, all provisions of this Agreement.
          (b) Notwithstanding the foregoing, the provisions of Section 4 shall not apply to one or more sales or transfers of any Shares by a Selling Holder to any person or entity, whether in a single transaction or a series of related transactions, provided that the total cumulative number of Shares so sold or transferred by the Selling Holder does not exceed five percent (5%) of the number of Shares owned by such Selling Holder, calculated on an as-converted basis as of the date of this Agreement (as adjusted for stock splits, stock dividends, recapitalizations and the like).
6. Prohibited Transfers.
          (a) In the event that any Selling Holder attempts to sell or otherwise transfer any Offered Shares in contravention of the right of first refusal of the Company and the Investors, as provided by Section 3 hereunder, such transfer shall be void and the Company agrees it will not effect such transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Investors.
          (b) In the event that any Selling Holder sells any Shares in contravention of the co-sale rights of the Investors, as provided by Section 4 hereunder (a “Prohibited Transfer”), each Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Selling Holder shall be bound by the applicable provisions of such option.
          (c) In addition to other available remedies, in the event of a Prohibited Transfer, each Investor shall have the right to sell to such Selling Holder that number of shares of Common Stock equal to the number of shares that such Investor would have been entitled to transfer to the purchaser as if such Prohibited Transfer had been effected pursuant to, and in compliance with the terms of Section 4 hereof. Such sale to the Selling Holder by the applicable Investors shall be made on the following terms and conditions:
               (i) The price per share at which the shares are to be sold to the Selling Holder shall be equal to the price per share paid by the purchaser to the Selling Holder in the Prohibited Transfer. The Selling Holder shall also reimburse each such Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 4 and this Section 6.
               (ii) Within ninety (90) days after the later of the dates on which the Investors (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to the Selling Holders the certificate or certificates representing such shares to be sold, each certificate to be properly endorsed for transfer, together with a notice of such exercise.
               (iii) Such Selling Holder shall, upon receipt of the certificate or certificates for the shares to be sold by a Investor pursuant to Section 6(b), pay the aggregate

6

purchase price therefor and the amount of reimbursable fees and expenses, as specified in subsection 6(c)(i), in cash or by other means acceptable to the Investor.
               (iv) Notwithstanding the foregoing, any attempt by a Selling Holder to transfer the Shares in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Investors.
     7. Legends.
          (a) In addition to any other applicable legend, each certificate representing Shares owned by Selling Holders, or issued to any person in connection with a transfer pursuant to Section 5 hereunder, shall be endorsed with a legend substantially in the form as follows:
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY”
          (b) The Selling Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 7(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. Such legend may be removed upon the termination of this Agreement.
     8. Miscellaneous.
          (a) Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Selling Holders and the Company shall use their best efforts to assist each Investor in compliance with, applicable laws.
          (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of law provisions. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.
          (c) Amendment. Any provision may be amended and the observance thereof may be waived (either generally or in a particular instance and either retrospectively or prospectively), only by the written consent of (i) as to provisions affecting the Company, by the Company, (ii) as to provisions affecting the Investors, by persons holding more than fifty percent (50%) in interest of the Conversion Shares held by the Investors and their assignees pursuant to Section 8(d) hereof, (iii) as to provisions affecting the Founders, by persons holding more than fifty percent (50%) in interest of the Shares held by the Founders, including the proper transferees and assignees hereunder, and (iv) as to provisions affecting the Major Holders, by persons holding more than fifty percent (50%) in interest of the Shares held by the Major Holders, including the proper transferees and assignees hereunder, provided that any Investor may waive any of such Investor’s rights hereunder without obtaining the consent of any other Investor. Any amendment or waiver effected in accordance with

7

clauses (i), (ii) and (iii) of this paragraph shall be binding upon each Investor, such Investor’s successor and assigns, the Company, the Founders and the Major Holders in question.
          (d) Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives; provided, however, that the rights of the Investors hereunder are only assignable (i) by each of such Investors to any other Investor or any constituent partner (including limited partners) or any affiliated partnership or investment fund of such Investor in connection with the proper transfer of Conversion Shares, or (ii) to an assignee or transferee who acquires twenty-five percent (25%) of the Conversion Shares owned by a Investor as of the date of this Agreement, or all of the Conversion Shares then owned by such Investor; provided further that such transferee or assignee executes a written agreement agreeing to become a party to this Agreement as if such transferee or assignee were a “Investor” hereunder.
          (e) Term. This Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the sale of shares of the Company’s Common Stock which results in a conversion of all Preferred Stock into Common Stock (to which this Agreement shall not apply) at an offering price per share that is not less than $16.50, with aggregate offering proceeds of not less than $40,000,000, or (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.
          (f) Ownership. Each of the Founders and Major Holders represents and warrants that such Founder or Major Holder, as applicable, is the sole legal and beneficial owner of the shares of stock subject to this Agreement and that no other person has any interest (other than a community property interest, if applicable) in such shares.
          (g) Notices. Unless otherwise specifically provided for herein, all notices and other communications required or permitted hereunder shall be in writing and shall be addressed (a) if to an Investor, at such respective address as set forth on Exhibit A to the Purchase Agreement or at such other address as the Investor shall have properly furnished in writing to the Company; (b) if to the Company, at the address set forth on the signature page hereof or at such other address as the Company shall have properly furnished in writing to the Investors; (c) if to a Founder, at the address set forth on the signature page hereof or at other such address as such Founders shall have properly furnished in writing to the Company and the Investors; or (d) if to a Major Holder, at the address set forth on the signature page hereof or at other such address as such Major Holders shall have properly furnished in writing to the Company and the Investors. Such notices shall be deemed effective upon (i) personal delivery to the party to be notified; (ii) the next business day if sent by confirmed telex or facsimile; (iii) one business day, if properly addressed, after deposit with a nationally recognized overnight carrier, specifying next day delivery; or (iv) five business days, if properly addressed, after having been sent by registered or certified mail, postage prepaid.
          (h) Severability. In the event that one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect or impair any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8

          (i) Attorneys Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing the right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include without limitation, all fees, costs and expenses of appeals.
          (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
          (k) Entire Agreement. This Agreement and the Purchase Agreement, including all exhibits thereto, constitute the full and entire understanding and agreement between the parties relative to the specific matter hereof and thereof. Any prior agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement.
          (l) Aggregation. For the purposes of this Agreement, the number of shares of capital stock of the Company held by an Investor or Major Holder shall include the holdings of its affiliates, and such holdings shall be aggregated together.
[Remainder of this Page Intentionally Left Blank]

9

     IN WITNESS WHEREOF, the parties have executed the foregoing Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:	TranS1 Inc.

Address:	By:	/s/ Richard Randall
411 Landmark Drive Wilmington, NC 28412		Richard Randall, Chief Executive Officer
[Signature Page to Right of First Refusal and Co-Sale Agreement (Company)]

10

     IN WITNESS WHEREOF, the parties have executed the foregoing Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

FOUNDER:

(print name of Founder)

By:

(signature of authorized signatory and title, if any)
[Signature Page to Right of First Refusal and Co-Sale Agreement (Founder)]

11

     IN WITNESS WHEREOF, the parties have executed the foregoing Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

MAJOR HOLDER:

(print name of Major Holder)

By:

(signature of authorized signatory and title, if any)
[Signature Page to Right of First Refusal and Co-Sale Agreement (Major Holders)]

12

     IN WITNESS WHEREOF, the parties have executed the foregoing Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

INVESTOR:

(print name of Investor)

By:

(signature of authorized signatory and title, if any)
[Signature Page to Right of First Refusal and Co-Sale Agreement (Investors)]

13

EXHIBIT A
Investors
Thomas Weisel Healthcare Venture Partners, L.P.
Advanced Technology Ventures VII, L.P.
Advanced Technology Ventures VII (B), L.P.
Advanced Technology Ventures VII (C), L.P.
ATV Entrepreneurs VII, L.P.
ATV Alliance 2002, L.P.
Delphi Ventures VI, L.P.
Delphi BioInvestments VI, L.P.
Cutlass Capital, L.P.
Cutlass Capital Principals Fund, L.L.C.
Cutlass Capital Affiliates Fund, L.P.
Sapient Capital, L.P.

A-1

EXHIBIT B
Major Holders (not including Founders)
Flavio Castaneda, Trustee, Flavio Castaneda Living Trust 11/4/98
Navarro Holdings, LLC
NG Cap Partners E LLC
Niagara Gorge Partners, LLC
William N. Starling, Jr. and Dana Gregory Starling
Michael J. Strauss and Marguerite Strauss

B-1

EXHIBIT F
COMMON STOCKHOLDERS

Common Stockholders	Number of Shares of Common Stock Held
Andrew Cragg, M.D.	973,650
Wallace Partners, L.P.	720,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	180,000
Jonathan Kagan & Gail Brottman-Kagan	20,000
Michael O’Tousa	18,056
J. Costello Associates, Inc.	12,000
J.J. Donohue	17,500
Richard Randall	381,500
L. Nelson Hopkins, M.D.	40,000
W. Allen Putnam	24,000
TOTAL	2,386,706

SERIES A PREFERRED STOCKHOLDERS

Name	Series A Preferred Shares	Amount
Andrew Cragg, M.D.	125,000	$100,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	62,500	$50,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	37,500	$30,000
Gilbert F. Jemmott and Deborah E. Love Jemmott, as Trustees of the Twinhancements Inc. Defined Contribution Plan	6,250	$5,000
Jonathan Kagan and Gail Brottman-Kagan	12,500	$10,000
Michael O’Tousa	12,500	$10,000
Flavio Castaneda, Trustee, Flavio Castaneda Living Trust, Dated 11/4/98	125,000	$100,000
Niagara Gorge Partners, LLC	31,250	$25,000
Sapient Capital, L.P.	437,500	$350,000
William N. Starling, Jr. and Dana Gregory Starling	93,750	$75,000
Michael J. Strauss and Marguerite Strauss	62,500	$50,000
Navarro Holdings, LLC	50,000	$40,000
Michael K. Brawer, Michael K. Brawer, M.D., MPP Keough	31,250	$25,000
Karen L. Davis 2003 Trust Dated December 9, 2003	31,250	$25,000
Cass Pinkerton Estate	31,250	$25,000
Tony Smith	12,500	$10,000
Paul Buckman	31,250	$25,000
Scott Wong	12,500	$10,000
Steven Almany, M.D., as Trustee for the Steven L. Almany Trust, Dated 12/30/96	18,750	$15,000
John Rush	12,500	$10,000
Kevin T. Campion	12,500	$10,000
TOTAL	1,250,000	$1,000,000

SERIES AA PREFERRED STOCKHOLDERS

Name	Series AA Shares	Amount Invested
Sapient Capital, L.P.	600,000	$750,000
Cutlass Capital, L.P.	372,962	466,202.50
Cutlass Capital Principals Fund, L.L.C.	27,038	33,797.50
Andrew Cragg, M.D.	100,000	125,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	100,000	125,000
Flavio Castaneda Living Trust, Flavio Castaneda MD, Trustee	80,000	100,000
Niagara Gorge Partners, LLC	60,000	75,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	40,000	50,000
Gerard von Hoffman	20,000	25,000
TOTAL	1,400,000	$1,750,000

SERIES B PREFERRED STOCKHOLDERS

Name	Series B Shares	Amount Invested
Advanced Technology Ventures VII, L.P.	1,701,488	$3,743,273.60
Advanced Technology Ventures VII (B), L.P.	68,280	$150,216.00
Advanced Technology Ventures VII (C), L.P.	32,820	$72,204.00
ATV Entrepreneurs VII, L.P.	10,139	$22,305.80
ATV Alliance 2002, L.P.	5,455	$12,001.00
Delphi Ventures VI, L.P.	1,624,662	$3,574,256.40
Delphi BioInvestments VI, L.P.	16,247	$35,743.40
Cutlass Capital, L.P.	1,199,285	$2,638,427.00
Cutlass Capital Principals Fund, LLC	86,157	$189,545.40
Cutlass Capital Affiliates Fund, L.P.	78,194	$172,026.80
Sapient Capital, L.P.	454,545	$999,999.00
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	18,182	$40,000.40
Gerard von Hoffmann	11,364	$25,000.80
Andrew Cragg, M.D.	22,727	$49,999.40
NG Cap Partners E, LLC	56,818	$124,999.60
Emily Breese, Trustee of the Brawer Irrevocable Family Trust	4,545	$9,999
Michael K. Brawer, M.D. MPP Keogh	18,182	$40,000.40
Flavio Castaneda, Trustee of the Flavio Castaneda Living Trust dated 11/04/98	22,727	$49,999.40
William N. Starling, Jr. Dana Gregory Starling	11,364	$25,000.80
Paul Buckman	11,364	$25,000.80
Total	5,454,545	$11,999,999

EXHIBIT G

OPINION OF COMPANY COUNSEL

G-1